Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Mid Penn Bancorp, Inc. on Form S-4 of our reports dated September 5, 2024, and September 7, 2023, on Willian Penn Bancorporation and subsidiaries consolidated financial statements as of June 30, 2024 and 2023, and for the years then ended and to the reference to us under the heading “Experts” in the joint this Registration Statement.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

January 17, 2025

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340 Cranberry Township, PA 16066 (724) 934-0344	161 Washington Street • Suite 200 Conshohocken, PA 19428 (610) 278-9800	980 National Road Wheeling, WV 26003 (304) 233-5030	511 N. Fourth Street Steubenville, OH 43952 (304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia